Exhibit 99.1

FOR IMMEDIATE RELEASE

RB Global Announces Leadership Changes

Jim Kessler, Most Recently President and Chief Operating Officer, Appointed Chief Executive Officer

Kessler Assumes CEO Role with Strong Record of Driving Transformative Growth and Guiding Industry Leading, Customer Focused Organizations

Megan Cash Appointed Principal Finance and Accounting Officer

Company Announces Strong Preliminary Second Quarter 2023 Financial Results

WESTCHESTER, Ill. – August 2, 2023 – RB Global, Inc. (NYSE: RBA) (TSX: RBA) today announced the appointment of Jim Kessler, most recently the Company’s President and Chief Operating Officer, as Chief Executive Officer. Mr. Kessler will also join RB Global’s Board of Directors. Megan Cash, most recently Senior Vice President, Global Control and Corporate Finance, has been appointed Principal Finance and Accounting Officer. These appointments are effective immediately and follow the departures of Ann Fandozzi and Eric Jacobs as Chief Executive Officer and Chief Financial Officer, respectively.  The Board will be conducting a search for a permanent Chief Financial Officer with the assistance of an executive search firm.

Mr. Kessler has a proven record of driving growth and value creation, including through M&A. Since joining RB Global as COO in 2020, Mr. Kessler has been integral in developing and executing the customer engagement strategies and offerings that have transformed RB Global from a traditional auctioneer into a premier, global omnichannel marketplace. He was also a major part of the due diligence underpinning the IAA, Inc. acquisition and has spear-headed the ongoing execution of related cost savings and revenue growth initiatives. Prior to joining RB Global, Mr. Kessler directed the successful integration of Caliber Collision and ABRA Auto Body and Glass to create the largest consolidator in the $47 billion collision repair industry.

Erik Olsson, Chair of the RB Global Board of Directors, said, “Jim has been a valuable member of RB Global’s leadership and has played a critical role in the development and execution of our marketplace strategy. He is a hands-on, results-driven executive with a deep understanding of RB Global’s business and building effective teams that provide outstanding customer service and value creation. We are confident that Jim is the right leader to advance RB Global’s strategy and operating excellence.”

“RB Global is on a path of exciting growth, and I am honored to lead the Company in the next phase of our evolution,” said Mr. Kessler. “We have an incredible team that is energized by our strategic transformation and the upside ahead. I look forward to working with our employees as the Company’s new CEO to capitalize on the talent, expertise and innovation across RB Global. We are committed to delivering on the value creation objectives we have set for our shareholders and the exceptional service we have promised to Ritchie Bros.’s and IAA’s customers.”

“Megan brings deep experience with RB Global, having first joined the Company in 2018. This knowledge and her finance expertise will ensure a smooth transition as we conduct a search for RB Global’s next Chief Financial Officer,” continued Mr. Kessler.

Mr. Olsson added, “Ann is a visionary, and since she joined RB Global in 2020, we have recruited new leaders who, through organic initiatives, partnerships and strategic acquisitions, have taken bold steps to redefine the Company’s operating model and reinvigorate profitable growth. On behalf of the Board, we thank Ann and Eric for their valuable contributions to the Company’s many achievements and wish them the best in the future.”

Considerations Leading to Executive Departures

RB Global noted that Ms. Fandozzi’s and Mr. Jacobs’ departures are unrelated to the Company’s performance, financial reporting and results of operations.

The changes follow extensive negotiations with Ms. Fandozzi regarding an appropriate executive compensation structure. In the course of these discussions, Ms. Fandozzi required that, in order for her to continue as CEO, the Board needed to approve a front-loaded compensation program that would bring forward 5-years of equity compensation. The Board unanimously determined that such structure and the magnitude of the associated payout reaches far beyond peer group benchmarks, is out of step with market standards and is not in the best interests of the Company or RB Global shareholders. Although the Board attempted to work with Ms. Fandozzi in good faith on this matter, Ms. Fandozzi was unwilling to accept any pay package that was not front-loaded and informed the Board of her decision to resign.

Preliminary Second Quarter 2023 Financial Results

RB Global also reported today strong preliminary second quarter 2023 financial results, including123:

●	GTV increased 146% year-over-year to $4.1 billion, which includes $2.2 billion from the impact of the acquisition of IAA. The Company expects GTV growth in the third quarter to be low- to mid-single digits year-over-year on a combined basis.
●	Total revenue increased 128% year-over-year to $1.1 billion, which includes $560.4 million from the impact of the acquisition of IAA.

1 For information regarding RB Global use and definition of this measure, see “Key Operating Metrics” and “Non-GAAP Measures” sections in this press release

2 All figures are presented in U.S. dollars

3 For the second quarter of 2023 as compared to the second quarter of 2022

●	Service revenue increased 181% year-over-year to $806.1 million, which includes $476.6 million from the impact of the acquisition of IAA.
●	Inventory sales revenue increased 52% year-over-year to $300.4 million, which includes $83.8 million from the impact of the acquisition of IAA.
●	Net income increased 63% year-over-year to $86.8 million.
●	Adjusted EBITDA increased 126% year-over-year to $307.8 million.
●	Diluted earnings per share available to common stockholders decreased 13% to $0.42 per share.
●	Diluted adjusted earnings per share available to common stockholders increased 15% year-over-year to $0.85 per share.

As previously announced, RB Global is hosting a conference call at 1:30 pm Pacific time / 4:30 pm Eastern time on August 3, 2023, and will discuss its full second quarter 2023 financial results and the leadership changes at that time.  Conference call and webcast details are available at the following link: https://investor.rbglobal.com.

About Jim Kessler

Mr. Kessler was appointed Chief Operating Officer of RB Global in 2020 and was promoted to President and Chief Operating Officer in 2021. Before joining RB Global, he served as a senior leader for two decades in the automotive industry, including as President, Emerging Business at Caliber Collision from 2019 to 2020 and as Chief Operating Officer of ABRA Auto Body and Glass from 2017 to 2019. At ABRA, he oversaw operations, procurement and growth initiatives, including the integration of the merger of between ABRA and Caliber Collision, which created the first national collision repair provider in the United States. He also held a variety of senior leadership positions at vRide, City Sports and Pep Boys.

Mr. Kessler is an Operating Advisor to Percheron Capital, a private equity firm focused on partnering with exceptional teams to build market-leading essential services businesses. He holds an undergraduate degree and MBA from Saint Joseph’s University.

About Megan Cash

Ms. Cash was appointed Vice President, Corporate Finance of RB Global in July 2018 and was promoted to Senior Vice President, Global Control & Corporate Finance in 2020. She led the external corporate reporting, tax, treasury, controller, and corporate FP&A teams over the last five years. Before joining RB Global, she served as a senior leader in a variety of executive positions at SLB Inc. (Schlumberger). She has extensive experience in M&A, debt financing, capital allocation, regional and corporate FP&A, and strategic planning. She holds an undergraduate degree from UBC Sauder School of Business and articled at KPMG, LLC in Vancouver, where she obtained her CPA, CA designation.

About RB Global

RB Global, Inc. (NYSE: RBA) (TSX: RBA) is a leading, omnichannel marketplace that provides value-added insights, services and transaction solutions for buyers and sellers of commercial assets and vehicles worldwide. Through its auction sites in 14 countries and digital platform, RB Global serves customers in more than 170 countries across a variety of asset classes, including automotive, commercial transportation, construction, government surplus, lifting and material handling, energy, mining and agriculture. The company's marketplace brands include Ritchie Bros., the world's largest auctioneer of commercial assets and vehicles offering online bidding, and IAA, a leading global digital marketplace connecting vehicle buyers and sellers. RB Global's portfolio of brands also includes Rouse Services, which provides a complete end-to-end asset management, data-driven intelligence and performance benchmarking system; SmartEquip, an innovative technology platform that supports customers' management of the equipment lifecycle and integrates parts procurement with both OEMs and dealers; Xcira, a leader in live simulcast auction technologies; and Veritread, an online marketplace for heavy haul transport.

Forward-looking Statements

This news release contains forward-looking statements and forward-looking information within the meaning of applicable US and Canadian securities legislation (collectively, “forward-looking statements”), including, in particular, statements regarding the Company’s leadership transition and strategy, future financial and operational results, opportunities, and any other statements regarding events or developments that RB Global believes or anticipates will or may occur in the future. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as “expect”, “plan, “anticipate”, “project”, “target”, “potential”, “schedule”, “forecast”, “budget”, “estimate”, “intend” or “believe” and similar expressions or their negative connotations, or statements that events or conditions “will”, “would”, “may”, “could”, “should” or “might” occur. All such forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Forward-looking statements necessarily involve assumptions, risks and uncertainties, certain of which are beyond RB Global’s control, including risks and uncertainties related to: the effects of the business combination with IAA, including the Company’s future financial condition, results of operations, strategy and plans; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger; the diversion of management time on transaction-related issues; the response of competitors to the merger; the ultimate difficulty, timing, cost and results of integrating the operations of IAA; the fact that operating costs and business disruption may be greater than expected; the effect of the consummation of the merger on the trading price of RB Global's common shares; the ability of RB Global to retain and hire key personnel and employees; the significant costs associated with the merger; the outcome of any legal proceedings that could be instituted against RB Global; the ability of the Company to realize anticipated synergies in the amount, manner or timeframe expected or at all; the failure of the Company to achieve expected operating results in the amount, manner or timeframe expected or at all; changes in capital markets and the ability of the Company to generate cash flow and/or finance operations in the manner expected or to de-lever in the timeframe expected; the failure of RB Global or the Company to meet financial forecasts and/or KPI targets; the Company’s ability to commercialize new platform solutions and offerings; legislative, regulatory and economic developments affecting the combined business; general economic and market developments and conditions; the evolving legal, regulatory and tax regimes under which RB Global operates; unpredictability and severity of catastrophic events, including, but not limited to, pandemics, acts of terrorism or outbreak of war or hostilities, as well as RB Global’s response to any of the aforementioned factors. Other risks that could cause actual results to differ materially from those described in the forward-looking statements are included in RB Global’s periodic reports and other filings with the Securities and Exchange Commission (“SEC”) and/or applicable Canadian securities regulatory authorities, including the risk factors identified under Item 1A “Risk Factors” and the section titled “Summary of Risk Factors” in RB Global’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and RB Global’s periodic reports and other filings with the SEC which are available on the SEC, SEDAR and RB Global’ websites. The foregoing list is not exhaustive of the factors that may affect RB Global’s forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, and actual results may differ materially from those expressed in, or implied by, these forward-looking statements. Forward-looking statements are made as of the date of this news release and RB Global does not undertake any obligation to update the information contained herein unless required by applicable securities legislation. For the reasons set forth above, you should not place undue reliance on forward-looking statements.

Key Operating Metrics

The Company regularly reviews a number of key operating metrics, including Gross transaction value (“GTV”) to assess the growth of the Company’s business and measure its performance, identify trends affecting its business, and make key operating decisions.

GTV is defined as follows:

Gross transaction value (GTV): Represents total proceeds from all items sold at the Company’s auctions and online marketplaces. GTV is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

Non-GAAP Measures

This news release references non-GAAP measures. Non-GAAP measures do not have a standardized meaning and are, therefore, unlikely to be comparable to similar measures presented by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with US GAAP.

In connection with the acquisition of IAA, the Company has begun to adjust for the impact of all purchase accounting adjustments3. In accordance with ASC 805, Business Combinations, the application of acquisition accounting resulted in substantial fair value adjustments to the acquired assets and assumed liabilities of IAA, most notably in relation to intangible assets, property, plant and equipment and operating lease right-of-use assets. Accordingly, all of the assets and liabilities of IAA were accounted for and recognized at fair value at acquisition, and the fair value adjustments will continue to amortize over their respective estimated useful lives in the periods following the acquisition. The Company believes that it is useful for investors to eliminate the effect of purchase accounting and that doing so provides valuable insights into how management manages the combined business. As such, the Company has adjusted for the effect of the incremental net depreciation on the step up in fair value of property, plant and equipment and the incremental net rent expense on the step up in the fair value of operating lease right-of-use assets. The Company has also adjusted for the amortization of acquired intangible assets and for the impact of purchase accounting on prepaid consigned vehicle charges.

Adjusted EBITDA

The Company believes adjusted EBITDA provides useful information about the growth or decline of its net income when compared between different financial periods. The Company uses adjusted EBITDA as a key performance measure because the Company believes it facilitates operating performance comparisons from period to period and provides management with the ability to monitor its controllable incremental revenues and costs.

The following table reconciles adjusted EBITDA to net income, which is the most directly comparable GAAP measure in, or calculated from, the consolidated financial statements:

	Three months ended June 30,
			% Change
(in U.S. dollars in millions, except percentages)	2023	2022	2023 over 2022
Net income	$86.8	$53.4	63%
Add: depreciation and amortization	109.6	24.3	351%
Add: interest expense	65.0	18.5	251%
Less: interest income	(5.0)	(0.9)	456%
Add: income tax expense	32.6	21.6	51%
EBITDA	289.0	116.9	147%
Share-based payments expense	12.3	13.6	(10)%
Acquisition-related and integration costs	46.3	3.4	1,262%
(Gain) loss on disposition of property, plant and equipment and related costs	(1.5)	1.2	(225)%
Gain on remeasurement of previously held interest in VeriTread	—	—	—%
Prepaid consigned vehicles charges	(39.7)	—	(100)%
Change in fair value of derivatives	—	—	—%
Other advisory, legal and restructuring costs	0.5	1.1	(55)%
Purchase accounting adjustments relating to long-lived assets	0.9	—	100%
Adjusted EBITDA	$307.8	$136.2	126%

(1)	Please refer to the below section for a summary of adjusting items during the three months ended June 30, 2023 and June 30, 2022.
(2)	Adjusted EBITDA is calculated by adding back depreciation and amortization, interest expense, income tax expense, and subtracting interest income from net income, as well as adding back share-based payments expense, acquisition-related and integration costs, (gain) loss on disposition of property, plant and equipment and related costs, gain on remeasurement of previously held interest in VeriTread, prepaid consigned vehicle charges, change in fair value of derivatives, other advisory, legal and restructuring costs which includes terminated and ongoing transaction costs, purchase accounting adjustments relating to long-lived assets, and excluding the effects of any unusual adjusting items.
(3)	Purchase accounting adjustments relating to long-lived assets for the calculation of adjusted EBITDA relates to incremental rent expense in cost of services on the fair value step up of operating lease right-of-use assets, associated with the application of purchase accounting.

Adjusted Net Income Available to Common Stockholders and Diluted Adjusted EPS Available to Common Stockholders Reconciliation

The Company believes that adjusted net income available to common stockholders provides useful information about the growth or decline of the net income available to common stockholders for the relevant financial period and eliminates the financial impact of adjusting items the Company does not consider to be part of the normal operating results. Diluted adjusted EPS available to common stockholders eliminates the financial impact of adjusting items from net income available to common stockholders that the Company does not consider to be part of the normal operating results, such as share-based payments expense, acquisition-related and integration costs, amortization of acquired intangible assets, purchase accounting adjustments, and certain other items, which the Company refers to as “adjusting items.”

On February 1, 2023, the Company sold $485.0 million of participating Series A Senior Preferred Shares, convertible into common shares of the Company at an initial conversion price of $73.00 per share, and $15.0 million of common shares of the Company. The preferred equity is considered a participating security, and as a result, beginning in the first quarter of 2023, the Company calculated diluted EPS using the two-class method, which includes the effects of the assumed conversion of the Series A Senior Preferred Shares to common shares as well as the effect of any shares issuable under the Company’s stock-based incentive plans, if such effect is dilutive. Under this method, earnings are allocated to holders of common stock and preferred stock based on dividends declared and their respective participation rights in undistributed earnings. During the second quarter of 2023, as a result, the Company’s net income available to common stockholders is lower by the cumulative dividends and allocated earnings to Series A Senior Preferred shareholders.

The following table reconciles adjusted net income available to common stockholders and diluted adjusted EPS available to common stockholders to net income available to common stockholders and diluted EPS available to common stockholders, which are the most directly comparable GAAP measures in the consolidated financial statements.

	Three months ended June 30,
			% Change
(in U.S. dollars in millions, except share, per share data, and percentages)	2023	2022	2023 over 2022
Net income available to common stockholders	$77.4	$53.4	45%
Share-based payments expense	12.3	13.6	(10)%
Acquisition-related and integration costs	46.3	3.4	1,262%
Amortization of acquired intangible assets	76.0	8.4	805%
(Gain) loss on disposition of property, plant and equipment and related costs	(1.5)	1.2	(225)%
Gain on remeasurement of previously held interest in VeriTread	—	—	—%
Prepaid consigned vehicles charges	(39.7)	—	(100)%
Loss on redemption of the 2021 Notes and certain related interest expense	—	9.7	(100)%
Loss on redemption of the 2016 Notes	—	—	—%
Change in fair value of derivatives	—	—	—%
Other advisory, legal and restructuring costs	0.5	1.1	(55)%
Purchase accounting adjustments relating to long-lived assets	7.5	—	100%
Related tax effects of the above	(20.6)	(7.7)	168%
Remeasurement of deferred tax in connection with business combination	—	—	—%
Related allocation of the above to participating securities	(2.9)	—	(100)%
Adjusted net income available to common stockholders	$155.3	$83.1	87%
Weighted average number of dilutive shares outstanding	182,810,399	111,705,102	64%
Diluted earnings per share available to common stockholders	$0.42	$0.48	(13)%
Diluted adjusted earnings per share available to common stockholders	$0.85	$0.74	15%

(1)  Please refer to the below section for a summary of adjusting items during the three months ended June 30, 2023 and June 30, 2022.

(2)  Net income available to common stockholders is computed as: net income attributable to controlling interests less cumulative dividends on Series A Senior Preferred Shares and allocated earnings to participating securities.

(3)  Adjusted net income available to common stockholders represents net income available to common stockholders excluding the effects of adjusting items.

(4)  Diluted adjusted EPS available to common stockholders is calculated by dividing adjusted net income available to common stockholders by the weighted average number of dilutive shares outstanding, except that it is computed based upon the lower of the two-class method or the if-converted method, which includes the effects of the assumed conversion of the Series A Senior Preferred Shares, and the effect of shares issuable under the Company’s stock-based incentive plans if such effect is dilutive.

Adjusting items recognized in the second quarter of 2023

●	$12.3 million share-based payments expense.
●	$46.3 million of acquisition-related and integration costs primarily relating to the acquisition of IAA, which was completed on March 20, 2023. Acquisition-related and integration costs includes a net $16.3 million settlement expense made to terminate a non-compete agreement to which IAA was bound, consulting and other costs incurred in integration of IAA, severance and related accelerated share-based payment expenses for employees as certain functions are integrated, and other legal and acquisition-related costs.
●	$76.0 million amortization of acquired intangible assets, which includes $67.6 million of amortization relating to the acquired intangible assets from IAA, $0.7 million from the acquisition of VeriTread, as well as amortization of acquired intangible assets from past acquisitions of SmartEquip and Rouse, completed in 2022 and 2021 respectively.
●	$1.5 million gain on disposition of property, plant and equipment and related costs, which primarily includes a $2.0 million gain for the sale of a property in the United States, partially offset by a $1.2 million non-cash cost in the quarter relating to the adjustment made to recognize the Bolton property sale proceeds at fair value when calculating the $169.1 million gain on the Bolton property in the first quarter of 2022.
●	$39.7 million relating to a fair value adjustment made to the prepaid consigned vehicle charges on the opening balance sheet of IAA, which do not have a future benefit at acquisition, and therefore has created a favorable reduction to our cost of services in the quarter.
●	$0.5 million of legal and other consulting costs associated with the Canada Revenue Agency’s (“CRA”) investigation.
●	$7.5 million purchase accounting adjustments relating to long lived assets, to eliminate the incremental depreciation on the fair value step up of property, plant and equipment of $6.6 million, combined with the effect of aligning accounting policies on useful lives, and the incremental rent expense in cost of services of $0.9 million on the fair value step up of operating lease right-of-use assets, associated with the application of purchase accounting in accounting for the acquisition of IAA.

Adjusting items recognized in the second quarter of 2022

●	$13.6 million share-based payments expense.
●	$3.4 million of acquisition-related and integration costs related to the terminated acquisition of Euro Auctions and the completed acquisitions of SmartEquip and Rouse.
●	$8.4 million amortization of acquired intangible assets primarily from the acquisitions of Iron Planet, SmartEquip, and Rouse.

●	$1.2 million gain on disposition of property, plant and equipment and related costs includes a $1.3 million non-cash cost in the quarter relating to the adjustment made to recognize the Bolton property sale proceeds at fair value when calculating the $169.0 million gain on the Bolton property in the first quarter of 2022, and $0.1 million gain on disposition of property, plant and equipment in the quarter.
●	$9.7 million loss on redemption of the 2021 Notes and certain related interest expense includes (a) $4.8 million of loss on redemption of the 2021 Notes due to a difference between the reacquisition price of the 2021 Notes and the net carrying amount of the extinguished debt (primarily the write off of the unamortized debt issuance costs), (b) $0.7 million of deferred debt issuance costs written off due to the expiry of the undrawn $205.0 million DDTL Facility in the quarter, and (c) interest expense of $4.2 million incurred in the quarter relating to the 2021 Notes, which were redeemed as a result of the terminated Euro Auctions acquisition in April 2022.
●	$1.1 million of other advisory, legal and restructuring costs, which include $0.6 million of terminated and ongoing transaction and legal costs relating to mergers and acquisition activity, $0.3 million of severance and retention costs in connection with the restructuring of our information technology team driven by our strategy to build a new digital technology platform, and $0.2 million of advisory costs relating to a cybersecurity incident detected in the fourth quarter of 2021.

RB Global Contacts
Media Inquiries:	Analyst Inquiries:
Jeanene O’Brien | RB Global, Inc. SVP, Global Marketing Communications (708) 492-7328 jobrien@rbglobal.com Barrett Golden / Lucas Pers / Haley Salas Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449	Sameer Rathod | RB Global, Inc. VP, Investor Relations/Market Intelligence (510) 381-7584 srathod@rbglobal.com